EXHIBIT 99.1

Contact:	Janie Maddox
Post Properties, Inc.
(404) 846-5056

Post Properties Announces Fourth Quarter 2004 Earnings
and Issues 2005 Earnings Guidance
Investor/Analyst Conference Call Scheduled for February 8, 2005 at 10:00 a.m. EST

ATLANTA, February 7, 2005 – Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $16.4 million for the fourth quarter of 2004, compared to net income available to common shareholders of $5.8 million for the fourth quarter of 2003. On a diluted per share basis, the net loss attributable to common shareholders was $0.41 for the fourth quarter of 2004, compared to net income available to common shareholders of $0.15 for the fourth quarter of 2003.

For the year ended December 31, 2004, net income available to common shareholders was $76.4 million, compared to $2.7 million for the year ended December 31, 2003. On a diluted per share basis, net income available to common shareholders was $1.92 for the year ended December 31, 2004, compared to $0.07 for the year ended December 31, 2003.

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income (loss) is included in the financial data (Table 1) accompanying this press release.

FFO for the fourth quarter of 2004 totaled $2.9 million, or $0.07 per diluted share, compared to $19.8 million, or $0.47 per diluted share, for the fourth quarter ended December 31, 2003.

For the year ended December 31, 2004, FFO totaled $50.6 million, or $1.19 per diluted share, compared to $40.0 million, or $0.95 per diluted share, for the year ended December 31, 2003.

The Company’s reported FFO of $0.07 per diluted share for the fourth quarter of 2004 included the following items:

•	As previously announced in the Company’s earnings guidance for the fourth quarter, the Company recorded a $4.0 million, or $0.09 per diluted share, loss on the early extinguishment of indebtedness associated with the Company’s tender offer and early extinguishment of approximately $88 million of its 8-1/8% unsecured notes due June 15, 2005.

•	As previously announced on December 28, 2004, the Company recorded a $10.6 million, or $0.25 per diluted share, charge (additional interest expense) associated with the termination of a remarketing agreement relating to the Company’s $100 million, 6.85% Mandatory Par Put Remarketed Securities (“MOPPRS”) due March 15, 2015.

•	As previously reported on January 26, 2005, the Company recorded an impairment charge of $1.6 million, or $0.04 per diluted share, in the fourth quarter of 2004 associated with an impairment of an asset held for sale in Dallas, TX.

•	The Company incurred additional expenses during the fourth quarter of 2004 of approximately $0.6 million, or $0.01 per diluted share, associated with the costs to repair the cumulative damage caused at the Company’s Tampa, Florida and Orlando, Florida properties by Hurricanes

Charley, Frances and Jeanne. These costs exceeded the preliminary estimates of casualty losses that were recorded as a charge in the third quarter of 2004.

Excluding certain accounting charges, FFO for the fourth quarter would have been within the range of the Company’s previously issued guidance of $0.44 to $0.46 per diluted share. A reconciliation of FFO to FFO excluding certain accounting charges is included in the financial data (Table 1) accompanying this press release.

Mature Community Data

For the fourth quarter of 2004, average economic occupancy at the Company’s 52 mature (same store) communities, containing 20,978 apartment units, was 93.1%, compared to 92.9% for the fourth quarter of 2003. For the year ended December 31, 2004, average economic occupancy for these mature communities was 93.5%, compared to 91.9% for the year ended December 31, 2003.

Total revenues for the mature communities increased 0.8% during the fourth quarter of 2004, compared to the fourth quarter of 2003, and operating expenses increased 1.6%, producing a 0.3% increase in same store net operating income (NOI), or $0.1 million. For the year ended December 31, 2004, total revenues for the mature communities increased 0.6% compared to the year ended December 31, 2003, while operating expenses increased 3.6%, resulting in a 1.3% decline in same store NOI, or $2.0 million.

On a sequential basis, total revenues for the mature communities decreased 1.2%, while operating expenses decreased 5.4%, producing a 1.5% increase in NOI for the fourth quarter of 2004, compared to the third quarter of 2004. For the fourth quarter of 2004, average economic occupancy was 93.1% compared to 94.2% for the third quarter of 2004.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.

Said David P. Stockert, CEO and President, “We are pleased that we were able to produce year-over-year growth in revenue from our core portfolio during the fourth quarter and for the full year 2004, consistent with the turnaround in apartment market conditions. Average rents also increased modestly on a sequential basis in the fourth quarter of 2004 reflecting an ongoing trend of gradual firming that we expect to persist into 2005.”

Development and Condominium Conversion Activity

The Company commenced construction during the fourth quarter of 2004 of a project located within the master-planned Carlyle submarket in the Washington, D.C. suburb of Alexandria, VA. This first phase of the Company’s planned residential development in Carlyle will combine 205 rental apartments in a 12-story high-rise building and 145 for-sale condominium homes in four- and five-story mid-rise buildings. The condominiums are being developed by the Company through a taxable REIT subsidiary in a joint venture with PN Hoffman, a Washington, D.C.-based condominium developer.

The combined 350-unit community will contain approximately 300,000 residential square feet in addition to approximately 20,000 square feet of ground floor retail space and 470 underground parking spaces. The Company expects to begin delivering apartment and condominium units in the second and third quarters of 2006, respectively, and expects the apartment component will reach stabilization by the second quarter of 2007. The project is expected to have a combined project cost totaling approximately $95 million. In addition to the first phase of Carlyle, the Company has also begun planning the development on an adjacent city block that would allow for the future development of a second phase of approximately 325 residential units.

On February 3, 2005, the Company also announced that it will convert two apartment communities to condominiums through a taxable REIT subsidiary, Post Block 588TM apartments in the Uptown submarket of Dallas, TX and Post Walk at Hyde Park VillageTM in Tampa, FL. The Company also announced the launch of a new for-sale housing brand, Post Preferred HomesTM, which will serve as the unified marketing umbrella for the Company’s for-sale ventures, including developing new communities, such as The Condominiums at Carlyle Square, and converting existing assets into upscale for-sale housing in several key markets.

Financing Activity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt) decreased from 52.1% at December 31, 2003 to 49.2% at December 31, 2004. Variable rate debt as a percentage of total debt decreased from 24.1% at December 31, 2003 to 14.2% at December 31, 2004. This overall improvement in the Company’s leverage ratios was accomplished using the approximately $244 million of gross proceeds from asset sales completed during the year. A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company’s financial statements is included in the financial data (Table 4) accompanying this press release.

On October 7, 2004, Post Apartment Homes, L.P., completed its tender offer to purchase for cash any and all of its outstanding 8-1/8% unsecured notes due June 15, 2005. Approximately $88.0 million aggregate principal amount of the notes were validly tendered prior to the expiration of the offer for a purchase price of $1,039.81 per $1,000 in principal amount. In the fourth quarter of 2004, the Company recorded the previously discussed charge of approximately $4.0 million relating to the early extinguishment of this indebtedness.

On October 12, 2004, Post Apartment Homes, L.P., the operating subsidiary of Post Properties, Inc., closed a public offering of $100 million aggregate principal amount of senior unsecured notes due October 12, 2011. The notes bear interest at a rate of 5-1/8%.

On December 22, 2004, the Company amended its unsecured revolving line of credit agreement to provide for and establish parameters for the condominium segment of its business. In addition, the amendment changed certain pricing adjustment features to provide for pricing at the higher of the Company’s Moody’s and S&P ratings, rather than the lower of the two ratings, and modified certain other financial covenants. The Company paid a 5 basis point fee, or $175,000, plus expenses relating to this amendment, which is being amortized over the remaining life of the agreement. As a result of this amendment, the Company’s current pricing spread on the revolving lines of credit was reduced from 90 basis points over LIBOR to 75 basis points over LIBOR.

The MOPPRS, discussed above, were originally issued by the Company in 1998. Under the terms of a remarketing agreement, the remarketing agent had the right to remarket the underlying unsecured bonds on March 16, 2005 for a ten-year term and at an interest rate to the Company calculated as 5.715% plus the Company’s then current credit spread to the ten-year Treasury. In addition to terminating the remarketing agreement, the Company expects to pay off the $100 million of 6.85% unsecured bonds at par on March 16, 2005.

Stock Repurchase Program

In the fourth quarter of 2004, the Company’s board of directors adopted a new stock repurchase program under which the Company may repurchase up to $200 million of common or preferred stock at market prices from time to time until December 31, 2006. Under its previous stock repurchase program which expired on December 31, 2004, Post repurchased $2.3 million of common stock and $120 million of preferred stock and units during 2004.

Subsequent to year-end through February 4, 2005, the Company has repurchased 143,800 shares of its common stock totaling approximately $4.6 million under an existing 10b5-1 stock purchase plan, which expires on March 31, 2005. These shares were repurchased at an average price of $32.09 per share.

2005 Outlook

The estimates and assumptions presented below are forward-looking and are based on the Company’s current and future expected view of apartment market and general economic conditions as well as other risks outlined below. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its initial financial outlook for 2005, the Company expects that net income per share for the full year 2005 will be in the range of $2.31 to $2.89 per diluted share and that FFO will be in the range of $1.75 to $1.93 per diluted share. The Company’s FFO per share outlook for 2005 includes a gain of approximately $0.10 to $0.12 per diluted share relating to a real estate technology investment that the Company expects will be sold in the first quarter of 2005, offset by losses on early extinguishment of indebtedness of approximately $0.07 to $0.08 per diluted share associated with asset sales that the Company expects will occur during the second and third quarters of 2005.

A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for 2005 is included in the financial data (Table 5) accompanying this press release.

The Company’s outlook is based on its expectation that apartment market fundamentals will continue to steadily improve throughout 2005. The Company currently expects this improvement through increased demand stemming from improved job growth, as a primary result of the improving overall economy, and reductions in new supply in the primary markets where the Company operates.

Same Store Communities

     The Company’s 2005 same store portfolio is expected to consist of 52 communities, containing 20,028 apartment units. Same store operating assumptions relating to the Company’s 2005 earnings guidance are as follows:

•	Total revenue is expected to increase in a range of 2.1% to 3.1%, compared to 2004

•	Total operating expenses are expected to increase in a range of 3.3% to 4.3%, compared to 2004

•	NOI is expected to increase in a range of 1.4% to 2.4%, compared to 2004

The Company expects that the primary drivers of its increase in same store operating expenses will be personnel expenses, property taxes, utilities expenses, and repairs and maintenance expenses, which are expected to increase in part due to increases in exterior paint expense.

A 1% increase or decrease in same store NOI for 2005 would positively or negatively impact FFO by $0.04 per diluted share.

The Company expects recurring capital expenditures relating to its same store portfolio will be approximately $400 per unit in 2005, compared to $395 per unit in 2004.

Disposition and Acquisition Activity

The Company’s investment strategy includes recycling capital through the sale of non-core assets that no longer meet the Company’s growth objectives, redeploying that capital to strengthen the balance sheet and reinvesting in assets that demonstrate better growth potential.

The Company is currently marketing for sale six apartment communities (in addition to the condominium conversion activities discussed below), containing a total of 3,047 units, that it expects to close in 2005 for aggregate gross purchase prices in the range of approximately $195 to $210 million, including the assumption and/or repayment of approximately $81.6 million of tax-exempt secured indebtedness encumbering three of the communities. Four of the six communities currently held for sale are garden-style communities located in Atlanta, GA and Dallas, TX, containing 2,881 units and with an average age of approximately 18 years. One of the properties held for sale is the Company’s only property located in Nashville, TN. The remaining property held for sale is an urban redevelopment of a flour mill located in Dallas, TX that was acquired by the Company in connection with the 1997 Columbus Realty Trust acquisition. Based on the carrying value of that asset, the Company recorded an impairment charge of $0.04 per diluted share in the fourth quarter of 2004. The Company’s planned asset sales are expected to begin closing as early as late in the first quarter of 2005, with some closing as late as the end of the third quarter of 2005. Based on current expectations regarding the timing of asset sales and related capital reinvestment activities, the Company expects that disposition activities will result in earnings dilution in 2005, in part, due to the assumption and/or repayment of low-floater, tax-exempt debt encumbering three of the Atlanta properties held for sale. The timing and amount of these asset sales, and the related capital reinvestment activities, could significantly impact short-term operating results.

The Company expects to utilize net asset sales proceeds primarily to repay a significant portion of its debt that matures in 2005 as discussed below. The Company may also consider utilizing asset sales proceeds to repurchase its common stock, if the Company can do so at prices it considers attractive relative to its estimates of net asset value per share, or to pay a special dividend to common shareholders depending on the level of undistributed taxable gains, if any, during 2005.

The Company’s earnings guidance does not currently assume any apartment community acquisitions in 2005 given the competitive environment for acquisitions of multifamily assets, including competition from condo converters. However, the Company is pursuing acquisitions that complement its investment strategy of rebalancing its portfolio by reducing its portfolio concentration in Atlanta, GA and Dallas, TX, exiting single asset markets, such as Nashville, TN, and redeploying capital in markets that demonstrate better long-term growth prospects and where the Company desires to build critical mass to leverage the Post® brand, such as Washington, D.C., and its Florida markets. The Company is also pursuing the possibility of an asset exchange whereby the Company would sell its two New York City properties in order to acquire comparable Washington, D.C. properties. By doing so, the Company believes it can improve its efficiency and brand presence in Washington, D.C., with that market potentially becoming the Company’s second largest measured by capital invested. There can be no assurance, however, that an attractive asset exchange will be completed.

As a result of the Company’s planned 2005 asset sales, the Company currently expects to realize net GAAP accounting gains in a range of $2.15 to $2.51 per diluted share.

Condominium Conversion Activity

The Company, through a taxable REIT subsidiary, expects to convert two to three of its existing apartment communities to for-sale condominium housing units and to sell those units during 2005 and 2006. As discussed above, the Company has commenced condominium conversion activities in early 2005 at two of its apartment communities in Dallas, TX and Tampa, FL.

As a result of condominium unit sales, the Company expects to realize net GAAP accounting gains in 2005 in a range of $0.22 to $0.28 per diluted share.

The Company expects to recognize incremental condominium profits in FFO to the extent that net sales proceeds from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the taxable REIT subsidiary. As a result of 2005 condominium sales, the Company expects to realize incremental condominium profits in FFO in a range of $0.07 to $0.13 per diluted share. Based on its current expected level of sales activity, the Company expects that the income tax impact of condominium profits in its taxable REIT subsidiary will be limited in 2005 due to utilization of approximately $9 million of net operating loss carry forwards from prior years.

Development Activity

As discussed above, the Company has one development project under construction in the Carlyle submarket of Alexandria, VA, including both rental apartments and for-sale condominium housing. The project is expected to have a total combined cost of $95 million. The Company expects to fund development activities through a combination of borrowings under its unsecured revolving line of credit, new issuances of public unsecured notes, joint venture arrangements and with the proceeds of asset sales.

The Company owns or has under contract land that will allow for the development of approximately 1,740 multifamily units with an estimated total cost of development of approximately $325 million. These properties are located in Atlanta, GA; Dallas, TX; Alexandria, VA; Houston, TX; and Tampa, FL. In addition, the Company is seeking additional entitlements of approximately 430 units at an estimated total cost of approximately $125 million at the Company’s Post Tysons CornerTM property. The Company expects to begin actual development of the land sites discussed above in late 2005 through 2007. There can be no assurance, however, that land under contract will close or whether or when future developments will commence.

During the later half of 2004, the Company hired experienced multifamily executives to strengthen and broaden the capabilities of its regional value creation infrastructure. While the Company expects that the benefits of this investment will be realized in future periods as development and value creation activities increase, the Company expects initially that the addition of these resources will be dilutive to earnings until the incremental development personnel and associated costs are absorbed through new development and value creation activities.

Financing and Capital Activity

The Company expects to utilize asset sales proceeds and borrowings from its unsecured revolving line of credit to repay the approximately $212 million of unsecured notes that mature in 2005 ($25 million in February, $100 million in March, $62 million in June and $25 million in September). The average interest rate on this $212 million of maturing debt is approximately 7.3%. The Company also expects to issue approximately $75 to $125 million of new unsecured notes in approximately mid-2005, depending on the amount and timing of asset sales, the amount and timing of stock repurchases, if any, the Company’s other capital needs and general credit market conditions.

The Company expects interest rates, in general, to increase in 2005 and its earnings guidance assumes that LIBOR increases to approximately 3.25% by year end.

The Company’s FFO per share outlook range for the first quarter and full year of 2005 also includes additional amortization expense of approximately $0.01 per diluted share relating to the remaining unamortized deferred financing costs, net of the initial issue premium, associated with the MOPPRS that were being amortized over the 17-year life of the notes and that due to the termination of the remarketing agreement with the remarketing agent became subject to mandatory tender by the Company on March 15, 2005.

Technology Activity

The Company expects a non-public real estate technology company in which it has an ownership interest will be sold in the first quarter of 2005. If the sale of this investment is completed as planned with no material change to the price of the stock expected to be received as consideration, the Company expects to recognize a gain on the sale of this investment of approximately $4.3 to $5.1 million, or $0.10 to $0.12 per diluted share. The Company had previously written-off its original investment in this asset. Accordingly, the Company has included the expected gain on the sale of this investment in its 2005 FFO guidance. The sale is subject to various regulatory and shareholder approvals and there can be no assurance that this sale will close.

The Company also expects to invest in its technology infrastructure in 2005, including the implementation of new property operating and procurement software systems. These technology initiatives are expected to result in initial implementation expenses of approximately $0.02 to $0.03 per diluted share that are included in property management expenses in our 2005 earnings guidance. In addition, these technology initiatives are expected to increase corporate depreciation expense in 2005.

General and Administrative Expenses

The Company expects general and administrative expenses to decrease 3% to 5% in 2005, as compared to 2004.

Dividend

For the full year of 2005, the Company expects to maintain its current quarterly dividend payment rate to common shareholders of $0.45 per share ($1.80 per share for the full year). At this dividend rate, the Company expects that net cash flows from operations, reduced by annual operating capital expenditures and including a gain on the sale of a real estate technology investment, will not be sufficient to fund the dividend payments to common and preferred shareholders by approximately $10 to $15 million. The Company expects that its current dividend will be necessary to distribute the amount of its 2005 taxable income (including capital gains) necessary to maintain its REIT status under the Internal Revenue Code. The Company intends to use the proceeds from its 2005 asset sales in part to fund the additional cash flow necessary to fully fund the dividend payments to common shareholders. The Company may also consider paying a special dividend to common shareholders depending on the level of undistributed taxable gains, if any, during 2005.

First Quarter 2005 Outlook

For the first quarter of 2005, the Company expects that its net income per share will be in the range of $0.06 to $0.13 per diluted share and that FFO will be in the range of $0.49 to $0.53 per share. The Company’s FFO per share outlook range for the first quarter of 2005 includes a gain of approximately $0.10 to $0.12 per diluted share relating to a real estate technology investment that the Company expects will be sold in the first quarter, if this sale is completed as planned.

The estimates of per share FFO for the first quarter of 2005 are also based on the following assumptions: an expected decline in same store NOI of 2% to 3% sequentially, compared to the fourth quarter 2004, based primarily on revenues that are expected to be flat to up 0.5% sequentially and operating expenses that are expected to increase 4.5% to 5.5% sequentially; modestly lower NOI from other apartment communities and commercial properties, not included in the same store portfolio; increasing short-term interest rates; increasing amortization expense in connection with the MOPPRS; general and administrative expenses being relatively in line with the fourth quarter of 2004; development costs increasing modestly compared to the fourth quarter of 2004; property management expenses increasing modestly compared to the fourth quarter of 2004, in part, due to implementation costs relating to the technology initiatives discussed above; and the sale of one apartment community held for sale expected to close late in the first quarter of 2005.

A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the first quarter of 2005 is included in the financial data (Table 5) accompanying this press release.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations section of the Company’s web site at www.postproperties.com.

The ability to access the attachments on the Company’s web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.html.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 20 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITS.

Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. In October 2003, NAREIT issued additional guidance modifying the definition of FFO. The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously, such losses were excluded from FFO consistent with the treatment of gains and losses on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the treatment of these costs under GAAP. The Company has adopted the modifications to the definition of FFO for all periods presented. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations - The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures - The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “recurring capital expenditures” and “non-recurring capital expenditures.”

FFO and AFFO Excluding Certain Charges - The Company uses FFO and AFFO excluding certain charges, such as preferred stock and unit redemption costs, severance charges, proxy charges, losses on early extinguishment of debt, charges associated with termination of a debt remarketing agreement (interest expense) and impairment charges as operating measures. The Company reports FFO and AFFO excluding certain charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such charges. The Company further believes that charges of the nature incurred in 2004 and 2003 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. The Company adjusts FFO and AFFO for preferred stock and unit redemption costs, charges associated with termination of a debt remarketing agreement (interest expense) and losses on early extinguishment of debt because these items result from financing transactions that are not related to core business performance. The Company further adjusts FFO and AFFO for proxy and severance charges because these items are not expected to be repetitive over the long-term and it is therefore meaningful to compute operating performance using adjusted, non-GAAP measures. Lastly, the Company adjusts FFO and AFFO for asset impairment charges because these charges do not result in any cash expenditures or changes in core operating expenses during the period in which the charges are recorded. In addition to the foregoing, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company’s performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company’s consolidated statements of operations entitled “net income available to common shareholders.”

Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Economic Gains on Property Sales – The Company uses economic gains on property sales as a supplemental measure of operating performance. Economic gains on property sales are defined as gains on property sales in accordance with GAAP, before accumulated depreciation and any prior period write-downs for asset impairment charges on such assets. The Company believes economic gains on property sales is an important supplemental measure to gains on property sales in accordance with GAAP because it assists investors and analysts in understanding the relationship between the cash proceeds from the sale of an asset and the cash invested in that asset. The Company believes the line on its consolidated statement of operations entitled “gains on property sales – discontinued operations” is the most directly comparable GAAP measure to economic gains on property sales.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, February 8, 2005, at 10 a.m. EST. The telephone numbers are 800-289-0569 for US and Canada callers and 913-981-5542 for international callers. The access code is 4823756. The conference call will be open to the public and can be listened to live on Post’s Web site at www.postproperties.com under corporate information. The replay will begin at 1:00 p.m. EST on February 8, and will be available until Monday, February 14, at 11:59 p.m. EST. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 4823756. A replay of the call also will be available through Thursday, June 30, on Post’s Web site. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations section of the Company’s web site at www.postproperties.com.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden apartments and high-density urban apartments with a vision of being the first choice in quality multifamily living. Post is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 24,644 apartment homes in 64 communities, including 666 apartment homes held in three unconsolidated joint ventures and 205 apartment homes in one community under development. The Company is also developing 145 for-sale condominium homes and is converting another 261 rental units into for-sale condominium homes through a taxable REIT subsidiary.

Forward Looking Statement:

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ending March 31, 2005 and the twelve months ending December 31, 2005, asset acquisitions and dispositions planned for 2005 and the sources of financing for acquisitions and the use of proceeds from dispositions, planned condominium conversions, future development activities, plans to access the capital markets for new debt financing, anticipated proceeds from a technology investment and plans to invest in the Company’s technology infrastructure. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations; the Company’s ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s current report on Form 8-K dated October 6, 2004 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 8-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
OPERATING DATA
Revenues from continuing operations	$75,551	$71,874	$299,830	$285,757
Net income (loss) available to common shareholders	$(16,416)	$5,843	$76,368	$2,707
Funds from operations available to common shareholders and unitholders (Table 1)	$2,889	$19,764	$50,568	$39,958
Funds from operations available to common shareholders and unitholders, excluding certain charges (Table 1)	$19,122	$19,764	$75,081	$84,157

Weighted average shares outstanding – diluted	40,025	38,176	39,777	37,688
Weighted average shares and units outstanding – diluted	42,524	42,228	42,474	42,134

PER COMMON SHARE DATA – DILUTED
Net income (loss) available to common shareholders	$(0.41)	$0.15	$1.92	$0.07

Funds from operations available to common shareholders and unitholders (Table 1)(1)	$0.07	$0.47	$1.19	$0.95

Funds from operations available to common shareholders and unitholders, excluding certain charges (Table 1)(1)	$0.45	$0.47	$1.76	$2.00

Dividends declared	$0.45	$0.45	$1.80	$1.80

(1)	Funds from operations per share for the three and twelve months ended December 31, 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 286 and 115 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in 2004, since the Company reported a loss from continuing operations under generally accepted accounting principles.

Table 1

Reconciliation of Net Income (Loss) Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income (loss) available to common shareholders	$(16,416)	$5,843	$76,368	$2,707
Minority interest of common unitholders – continuing operations	(1,063)	(481)	(2,283)	(3,801)
Minority interest in discontinued operations	(218)	1,198	7,461	4,142
Gains on property sales – discontinued operations	—	(7,103)	(113,739)	(40,792)
Gains on property sales – unconsolidated entities	—	—	—	(8,395)
Depreciation on wholly – owned real estate assets, net	20,253	19,975	81,433	84,530
Depreciation on real estate assets held in unconsolidated entities	333	332	1,328	1,567

Funds from operations available to common shareholders and unitholders, as defined	2,889	19,764	50,568	39,958
Redemption costs on preferred stock and preferred units	—	—	3,526	—
Severance charges	—	—	—	21,506
Proxy and related costs	—	—	—	5,231
Termination of debt remarketing agreement (interest expense) (1)	10,615	—	10,615	—
Loss on early extinguishment of indebtedness (2)	4,011	—	8,139	—
Asset impairment charges (3)	1,607	—	2,233	17,462

Funds from operations available to common shareholders and unitholders, excluding certain charges	$19,122	$19,764	$75,081	$84,157

Weighted average shares and units outstanding – diluted (4)	42,811	42,264	42,589	42,145

Funds from operations – per diluted share and unit (4)	$0.07	$0.47	$1.19	$0.95

Funds from operations, excluding certain charges – per diluted share and unit (4)	$0.45	$0.47	$1.76	$2.00

(1)	In December 2004, the Company terminated a remarketing agreement related to its $100,000, 6.85% Mandatory Par Put Remarketed Securities (“MOPPRS”) due March 2015. In connection with the termination of the remarketing agreement, the Company paid $10,615, including transaction expenses. Under the terms of the remarketing agreement, the remarketing agent had the right to remarket the $100,000 unsecured notes in March 2005 for a ten-year term at an interest rate calculated as 5.715% plus the Company’s then current credit spread to the ten-year treasury rate. As a result of the termination of the remarketing agreement, the underlying debt matures in March 2005.

(2)	For the three months ended December 31, 2004, the loss includes the debt repurchase premiums, the write-off of unamortized deferred financing costs and expenses associated with $87,957 of public debt repurchased through a tender offer. For the twelve months ended December 31, 2004, the loss also includes the write-off of unamortized deferred costs of $3,187 relating to tax-exempt indebtedness assumed in connection with the sale of five properties in June 2004, plus a loss of $941 relating to terminated interest rate cap agreements that were used as cash flow hedges of the assumed debt.

(3)	For the three months ended December 31, 2004, the Company recorded an asset impairment charge of $1,607 to write-down the net book value of an apartment community, located in Dallas, Texas, to its estimated fair value as the asset was classified as held for sale during the period.

(4)	Funds from operations per share for the three and twelve months ended December 31, 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 286 and 115 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in 2004, since the Company reported a loss from continuing operations under generally accepted accounting principles.

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(In thousands)

	Three months ended			Twelve months ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2004	2003
Total same store NOI	$38,789	$38,661	$38,224	$153,126	$155,162
Property NOI from other operating segments	3,384	2,024	3,263	12,966	5,960

Consolidated property NOI	42,173	40,685	41,487	166,092	161,122
Add (subtract):
Other revenues	64	78	814	1,000	457
Interest income	177	187	247	817	894
Minority interest in consolidated property partnerships	133	580	107	671	1,605
Depreciation	(20,676)	(20,977)	(21,258)	(83,029)	(81,201)
Interest expense	(16,481)	(15,575)	(16,950)	(65,415)	(63,182)
Amortization of deferred financing costs	(1,030)	(962)	(1,066)	(4,304)	(3,801)
General and administrative	(5,139)	(4,400)	(6,017)	(21,275)	(15,102)
Development costs and other expenses	(136)	(1,298)	(283)	(1,337)	(2,137)
Termination of debt remarketing agreement (interest expense)	(10,615)	—	—	(10,615)	—
Loss on early extinguishment of indebtedness	(4,011)	—	—	(4,011)	—
Proxy contest and related costs	—	—	—	—	(5,231)
Severance charges	—	—	—	—	(21,506)
Equity in income of unconsolidated entities	241	23	420	1,083	7,790
Minority interest of preferred unitholders	—	(1,400)	(980)	(3,780)	(5,600)
Minority interest of common unitholders	1,063	481	438	2,283	3,801

Income (loss) from continuing operations	(14,237)	(2,578)	(3,041)	(21,820)	(22,091)
Income (loss) from discontinued operations	(270)	11,283	1,248	110,039	36,247

Net income (loss)	$(14,507)	$8,705	$(1,793)	$88,219	$14,156

Table 3

Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three months ended,					4Q ’04
	December 31,	December 31,	September 30,	4Q ‘03	3Q ‘04	% Same
	2004	2003	2004	% change	% change	Store NOI
Rental and other revenues
Atlanta	$31,936	$31,869	$32,372	0.2%	(1.3)%	—
Dallas	11,290	11,235	11,326	0.5%	(0.3)%	—
Tampa	4,640	4,514	4,641	2.8%	—	—
Washington, DC	5,519	5,257	5,522	5.0%	(0.1)%	—
Charlotte	3,148	3,078	3,229	2.3%	(2.5)%	—
Other	5,842	5,918	6,058	(1.3)%	(3.6)%	—

Total rental and other revenues	62,375	61,871	63,148	0.8%	(1.2)%	—

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	11,129	11,564	12,176	(3.8)%	(8.6)%	—
Dallas	5,091	4,695	5,393	8.4%	(5.6)%	—
Tampa	2,185	1,726	1,887	26.6%	15.8%	—
Washington, DC	1,634	1,683	1,708	(2.9)%	(4.3)%	—
Charlotte	1,043	999	1,104	4.4%	(5.5)%	—
Other	2,504	2,543	2,656	(1.5)%	(5.7)%	—

Total	23,586	23,210	24,924	1.6%	(5.4)%	—

Net operating income
Atlanta	20,807	20,305	20,196	2.5%	3.0%	53.6%
Dallas	6,199	6,540	5,933	(5.2)%	4.5%	16.0%
Tampa	2,455	2,788	2,754	(11.9)%	(10.9)%	6.3%
Washington, DC	3,885	3,574	3,814	8.7%	1.9%	10.0%
Charlotte	2,105	2,079	2,125	1.3%	(0.9)%	5.4%
Other	3,338	3,375	3,402	(1.1)%	(1.9)%	8.7%

Total same store NOI	$38,789	$38,661	$38,224	0.3%	1.5%

	Twelve months ended
	December 31,
	2004	2003	% Change
Rental and other revenues
Atlanta	$128,385	$128,570	(0.1)%
Dallas	45,172	45,138	0.1%
Tampa	18,356	17,864	2.8%
Washington, DC	21,850	20,923	4.4%
Charlotte	12,754	12,285	3.8%
Other	23,856	24,211	(1.5)%

Total rental and other revenues	250,373	248,991	0.6%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	47,312	46,645	1.4%
Dallas	20,648	19,054	8.4%
Tampa	7,869	7,171	9.7%
Washington, DC	6,909	6,814	1.4%
Charlotte	4,204	4,269	(1.5)%
Other	10,305	9,876	4.3%

Total	97,247	93,829	3.6%

Net operating income
Atlanta	81,073	81,925	(1.0)%
Dallas	24,524	26,084	(6.0)%
Tampa	10,487	10,693	(1.9)%
Washington, DC	14,941	14,109	5.9%
Charlotte	8,550	8,016	6.7%
Other	13,551	14,335	(5.5)%

Total same store NOI	$153,126	$155,162	(1.3)%

Table 4

Computation of Debt Ratios
(In thousands)

	As of December 31,
	2004	2003
Total real estate assets per balance sheet	$1,982,316	$2,089,605
Plus:
Company share of real estate assets held in unconsolidated entities	43,425	44,630
Company share of accumulated depreciation – assets held in unconsolidated entities	3,399	2,079
Accumulated depreciation per balance sheet	493,770	432,157
Accumulated depreciation on assets held for sale	26,332	74,614

Total undepreciated real estate assets (A)	$2,549,242	$2,643,085

Total debt per balance sheet	$1,129,478	$1,186,322
Plus:
Company share of third party debt held in unconsolidated entities	29,214	11,817
Less:
Joint venture partner’s share of construction debt to the Company	—	(34,950)

Total debt (adjusted for joint venture partner’s share of debt) (B).	$1,158,692	$1,163,189

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partner’s share of debt) (B÷A)	45.5%	44.0%

Total debt per balance sheet	$1,129,478	$1,186,322
Plus:
Company share of third party debt held in unconsolidated entities	29,214	11,817
Preferred shares at liquidation value	95,000	145,000
Preferred units at liquidation value	—	70,000
Less:
Joint venture partner’s share of construction debt to the Company	—	(34,950)

Total debt and preferred equity (adjusted for joint venture partner’s share of debt) (C)	$1,253,692	$1,378,189

Total debt and preferred equity as a % of undepreciated assets (adjusted for joint venture partner’s share of debt) (C÷A)	49.2%	52.1%

Table 5

Reconciliation of Forecasted Net Loss Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended		Twelve months ended
	March 31, 2005		December 31, 2005
	Low Range	High Range	Low Range	High Range
Forecasted net income, per share	$0.06	$0.13	$2.31	$2.89
Forecasted real estate depreciation, per share	0.45	0.44	1.74	1.70
Forecasted gains on property sales, per share	(0.02)	(0.03)	(2.15)	(2.51)
Forecasted gains on condominium sales, per share	—	(0.02)	(0.22)	(0.28)
Forecasted net incremental gain on condominium sales included in funds from operations, per share	—	0.01	0.07	0.13

Forecasted funds from operations, per share	0.49	0.53	1.75	1.93
Forecasted loss on early extinguishment of debt associated with asset sales, per share	—	—	0.08	0.07
Forecasted gain on sale of technology investment, per share	(0.10)	(0.12)	(0.10)	(0.12)

Forecasted funds from operations, excluding debt extinguishment costs and technology investment gain, per share	$0.39	$0.41	$1.73	$1.88